JBT Marel Corporation
333 West Wacker Drive
Suite 3400
Chicago, IL 60606

JBT Marel Corporation Declares Quarterly Dividend and Announces Share Repurchase Program

CHICAGO, May 14, 2026 – JBT Marel Corporation (NYSE and Nasdaq Iceland: JBTM) announced today that its Board of Directors declared a quarterly cash dividend of $0.10 per share of outstanding common stock. The dividend will be payable on June 9, 2026, to stockholders of record at the close of business on May 26, 2026.

The Board of Directors also authorized a new share repurchase plan of up to $200 million of the Company’s common stock, effective June 1, 2026, through May 31, 2029. The manner, timing, price, and volume of the repurchases will be determined by the Company at its discretion, subject to market conditions, relevant securities laws, and other factors.

JBT Marel Corporation (NYSE and Nasdaq Iceland: JBTM) is a leading global technology solutions provider to high-value segments of the food & beverage industry. JBT Marel’s unique solutions of integrated equipment, service, software, and application expertise enables customers to optimize food yield and efficiency, improve food safety and quality, and enhance uptime and proactive maintenance, all while reducing waste and resource use across the global food supply chain. JBT Marel operates more than 50 manufacturing and distribution facilities globally. For more information, please visit www.jbtmarel.com.

Investors & Media:

Marlee Spangler
JBTMarel.IR@jbtc.com
+1 (312) 861-5784